Exhibit 10.1
Severance Protection Letter Agreement

[DATE]
To: [Executive Officer]
Dear [Executive Officer]:
We are pleased to inform you that the Compensation Committee of the Realogy Board of Directors approved a severance and change-in-control protection benefit for you as outlined below. Our intention in providing you with this benefit is to assure your commitment to maximizing shareholder value, even if this important goal requires Realogy to enter into a corporate transaction that may cause you to lose your position or reduce your responsibilities. By providing you with an assurance of severance benefits, whether or not in connection with a corporate transaction, we expect you to be fully motivated to focus on maximizing shareholder value even in the face of personal loss. Capitalized terms used herein shall have the meanings set forth on the Annex to this Severance Protection Letter Agreement.
As you know, your employment with Realogy is at will, and therefore you may resign from your employment at any time, and Realogy may terminate your employment at any time for any reason. If, however, your employment with Realogy is terminated by Realogy, other than for Cause, or in the event of your resignation due to Constructive Discharge, you will receive the following severance benefits, subject to your compliance with the conditions described below:
You will receive an immediate lump sum cash severance payment equal to [ ]% ([ ]% if the termination occurs within one year of a Change in Control) of the sum of your then current base salary and your then current annual target bonus.
Each of your then outstanding long term equity incentive awards granted by Realogy on or after our separation from Cendant (but excluding those awards that vest subject to the attainment of any performance criteria) will become fully and immediately vested and, as applicable, will remain outstanding in accordance with their existing terms and conditions.
Your receipt of the foregoing severance benefit is subject to and contingent upon your execution of a release of claims in favor of Realogy and its affiliates in such form determined by Realogy in good faith and substantially in such form provided to other recently separated Realogy officers (and, following a Change in Control, such form used by Realogy prior to such event).
In consideration of Realogy granting you the foregoing severance protection, you hereby agree to the following:
•	you will fully comply with all Realogy policies and procedures, including with respect to the protection of confidential and proprietary information, and including policies and procedures relating to compliance initiatives and business ethics, as set forth in The Code of Ethics and The Key Policies;

•	you will, with reasonable notice during or after the term of your employment with Realogy, furnish such information as may be in your possession and fully cooperate with Realogy and its affiliates as may be reasonably requested in connection with any claims or legal action in which Realogy or any of its affiliates is or may become a party, and in connection therewith Realogy will reimburse you for any expenses incurred by you; and

•	during the term of your employment and for a period of one (1) year thereafter (two (2) years if termination occurs within one year of a Change in Control), you will not interfere with the employees or affairs of Realogy or any of its affiliates, or solicit or induce any person who is an employee, sales agent or independent contractor of Realogy or any of its affiliates to terminate any relationship such person may have with Realogy or any of its affiliates, nor will you during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which you may be affiliated, to engage, employ or compensate, any employee, sales agent or independent contractor of Realogy or any of its affiliates.
Please acknowledge your understanding and agreement to abide by the foregoing by signing below and returning this letter agreement to my attention.
I look forward to working with you to continue to create the most wildly successful real estate company in the world.

Sincerely,

Richard A. Smith
Vice Chairman and President

Acknowledged and Agreed:

Annex To Severance Protection Letter Agreement
Definitions:
“Cause” shall mean (a) your wilful failure to substantially perform your duties as an employee of Realogy or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Realogy or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties or (e) you purposefully or negligently makes (or your are found to have made) a false certification to Realogy pertaining to its financial statements.
“Constructive Discharge” shall mean (a) any material reduction of your base salary or bonus opportunity, (b) your primary business office is relocated to any location which is more than 30 miles from the city limits of [insert principal business office of executive officer], (c) any of a material diminution of your title, duties or responsibilities or (d) you no longer report directly to either the President or Chief Executive Officer of Realogy.
“Change in Control” shall have the meaning set Realogy Corporation 2006 Equity and Incentive Plan as in effect as of the date hereof.
Other Provisions:
All payments due to you hereunder (a) shall be made as soon as practicable, but in no event earlier (or later) than the date permitted under Section 409A of the Internal Revenue Code (to the extent applicable) and (b) are subject to applicable tax and similar withholdings. This Letter Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of such state. Any controversy, dispute or claim arising out of or relating to this Letter Agreement shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.